Exhibit 99.1

Synalloy Reports Second Quarter 2020 Results
Richmond, Virginia, September 3, 2020...Synalloy Corporation (Nasdaq: SYNL), today announced its results for the second quarter of 2020. On June 30, 2020, management and the Board of Directors committed to and approved a plan to pursue a sale and exit of its Palmer Tanks of Texas, Inc. business and is actively marketing the sale of the assets.
During the second quarter of 2020, the Company realized operating losses of $1.9 million and non-cash, pre-tax charges totaling $6.1 million for asset impairments related to the Palmer Tanks of Texas, Inc. business. "The volatility of this business unit accelerated in recent years, reflecting the chaotic oil market. The COVID-19 pandemic created a demand shock that further exacerbated an oversupply of oil worldwide. WTI prices have fallen to levels where drilling in the Permian Basin no longer covers the cost of capital. Prospects for improvement in the short and intermediate terms are not promising," said Craig C. Bram, President and CEO. "While marginally profitable on an Adjusted EBITDA basis during the past several years, committing additional capital and management attention to this business going forward, no longer makes economic sense," added Bram.
Net sales for the second quarter of 2020 totaled $66.1 million. This represents a decrease of $12.6 million or 16.0% when compared to net sales for the second quarter of 2019. Net sales for the first six months of 2020 were $140.8 million, a decrease of $22.7 million or 13.9% from net sales for the first six months of 2019. The decline in sales at the Palmer business accounted for a large percentage of the year over year decline for the entire Company. Excluding the Palmer operation, sales in the second quarter and first six months of 2020 were down 5.0% from the previous year periods.
For the second quarter of 2020, the Company recorded a net loss of $7.0 million, or $0.77 diluted loss per share, compared to a net loss of $0.3 million, or $0.03 diluted loss per share for the second quarter of 2019. The second quarter of 2020 was negatively impacted by the previously mentioned operating losses of $1.9 million and $6.1 million in non-cash, pre-tax asset impairment charges at Palmer, inventory price change losses which, on a pre-tax basis, totaled $3.5 million, compared to a $1.8 million loss in the second quarter of 2019, $2.7 million in costs associated with the Company's proxy contest and election of directors at the 2020 Annual Meeting of Shareholders, as well as changes in operating performance described in more detail below in the Segment discussions.
For the first six months of 2020, net loss was $8.1 million, or $0.90 diluted loss per share. This compares to a net loss of $1.2 million, or $0.13 diluted loss per share for the first six months of 2019. The first six months of 2020 was negatively impacted by operating losses at Palmer totaling $2.7 million and $6.1 million in non-cash, pre-tax asset impairment charges, inventory price change losses, which on a pre-tax basis totaled $3.9 million, compared to a $5.2 million loss for the first six months of 2019, as well as $2.9 million in costs associated with the Company's proxy contest and election of directors at the 2020 Annual Meeting of Shareholders.
The Company also reports its performance utilizing two non-GAAP financial measures: Adjusted Net (Loss) Income and Adjusted EBITDA. The Company's performance, as calculated under the two measures, is as follows:

•
Adjusted Net Loss for the second quarter of 2020 was $1.1 million, or $0.11 adjusted diluted loss per share compared to an Adjusted Net Loss of $0.3 million, or $0.04 adjusted diluted loss per share for the second quarter of 2019. For the first six months of 2020, Adjusted Net Loss was $1.8 million, or $0.19 adjusted diluted loss per share, compared to Adjusted Net Income of $0.3 million, or $0.04 adjusted diluted earnings per share for the first six months of 2019.

•
Adjusted EBITDA decreased $1.5 million for the second quarter of 2020 to $1.9 million (2.9% of sales), from $3.4 million (4.3% of sales) for the second quarter of 2019. For the first six months of 2020, Adjusted EBITDA was $4.6 million (3.3% of sales), compared to $8.2 million (5.0% of sales) for the first six months of 2019.

Both the Adjusted Net Income and Adjusted EBITDA metrics include an add-back of the $2.7 million and $2.9 million in costs associated with the Company's proxy contest as noted above and an add-back of the $6.1 million in non-cash asset impairment charges for the Palmer operation. These costs were added back due to the nature of the charges as one-time charges unrelated to the ongoing operations of the Company.
The Company's results are periodically impacted by factors that are not included as adjustments to our non-GAAP measures, but which represent items that help explain differences in period to period results. As mentioned above, the second quarter of 2020 was negatively impacted by inventory price change losses which, on a pre-tax basis, totaled $3.5 million, compared to a $1.8 million loss in the second quarter of 2019, representing a decrease of $1.7 million in pre-tax income compared to the second quarter 2019.

Additionally, during the second quarter, other significant items occurred with a pre-tax impact of $2.1 million, and included the following:

•	Mark-to-market valuation gains on investments in equity securities totaling $1.1 million;

•	Settlement of the insurance claim associated with the heavy wall press outage resulted in proceeds and related gain of $1.0 million.
"The cost cutting initiatives implemented at the start of this year continued to build momentum in the second quarter. On a sequential basis, Adjusted EBITDA for the operating units, other than Palmer, totaled $3.5 million in the second quarter of this year as compared with $3.1 million in the first quarter of this year. This following a sales decline of $6.2 million in the second quarter as compared with the first quarter and inventory price change losses that totaled $3.5 million in the second quarter as compared with $0.4 million in inventory price change losses in the first quarter of the year," said Mr. Bram.
Metals Segment
The Metals Segment's net sales for the second quarter of 2020 totaled $52.0 million, a decrease of $12.5 million or 19.4% from the second quarter of 2019. Excluding the Palmer business, sales declined 6.0% from the same quarter last year. Pounds shipped in the second quarter of this year were down 8.7% from the same quarter last year, with average selling prices falling by 9.9%. Excluding the Palmer business, pounds shipped were down 1.1% and average selling prices were down 4.0% from the same quarter last year. Looking at sequential quarterly performance, pounds shipped in the second quarter were down 10.9% as compared with the first quarter of this year, while average selling price declined by 3.3% quarter over quarter. Excluding the Palmer business, pounds shipped were down 9.2%, while the average selling price declined by 1.8%.
Pounds of heavy wall seamless carbon pipe and tube were down 4.0% from last year’s second quarter, primarily in the oil and gas sector. Average selling prices were down 12.0%. On a sequential quarterly basis, pounds shipped for this product category were down 19.0% in the second quarter of this year as compared with the first quarter of this year, while average selling prices declined by 4.7%.
Pounds shipped of commodity welded pipe and tube in the second quarter of this year were up 0.6% over the second quarter of last year, while average selling prices declined by 1.9% despite a richer mix of alloys and projects. On a sequential quarterly basis, pounds shipped in the second quarter were down 8.1% from the first quarter of this year and average selling prices declined 1.9%. Shipments of polished ornamental pipe and tube in the second quarter of this year were down 16.5% from the same period last year, with average selling prices up by 2.5%. Sequentially, shipments in the second quarter of this year were down 2.4% from the first quarter of this year, while average selling prices declined by 2.1%, primarily related to declines in the automotive and consumer discretionary markets offset by increases in COVID-19 related medical equipment.
The backlog for our subsidiary, Bristol Metals, LLC, as of June 30, 2020, was $26.6 million, a decrease of 15.5% when compared to the same period in 2019. Total pounds in the backlog were down by 29.3%. Pricing for the stainless steel product line was up approximately 27%, primarily due to increased special alloy orders. Galvanized products had pricing 5% lower than prior year levels due to the decline in galvanized raw materials and the pass-through mechanisms in these contracts.
The Metals Segment's reported operating losses of $9.2 million for the second quarter of 2020 compared to operating income of $1.2 million for the second quarter of 2019.
Current quarter operating results were affected by nickel prices and resulting surcharges for 304 and 316 alloys. The second quarter of 2020 proved to be a much more unfavorable environment than the second quarter of 2019, with net metal pricing losses of $3.5 million, compared to last year's $1.8 million in metal pricing losses. Second quarter 2020 surcharges on 304 alloy were approximately 11% lower than second quarter 2019 levels and 2020 surcharges on 316 alloy were 17% lower than the second quarter of 2019. More importantly, second quarter 2020 surcharges on 304 and 316 alloys were lower by 19% and 21%, respectively, when compared with the surcharges in place just five months earlier.
Specialty Chemicals Segment
Net sales for the Specialty Chemicals Segment in the second quarter of 2020 totaled $14.1 million, representing a $0.2 million or 1.1% decrease from the second quarter of 2019. Pounds shipped in the second quarter of this year were up 1.4% over the same period last year, while average selling prices were down 2.6%. On a sequential quarterly basis, pounds shipped in the second quarter of this year were up 10.6% over the first quarter of this year, with average selling prices declining by 9.1%.

Companies in the specialty chemical space are facing a significant downturn in demand for specialty chemicals. Weak industrial and manufacturing activities due to the COVID-19 lock-down restrictions and disruptions in supply chains have affected demand in North America. The relative strength of sales during the second quarter, in the face of the COVID-19 pandemic's impact on the Household, Industrial & Institutional and Sanitation supply chain, is a result of the Segment's increased production of hand sanitizer and cleaning aids to help supply critical sanitation products.
Operating income for the Specialty Chemicals Segment for the second quarter of 2020 was $2.0 million, an increase of $1.1 million from the same quarter of 2019. The increase in operating income is directly related to significant profit improvement efforts that yielded pricing and margin improvements of $0.2 million, lower manufacturing costs of $0.6 million and lower selling, general, and administrative costs of $0.3 million.
Other Items
Unallocated corporate expenses for the second quarter of 2020 decreased $0.4 million or 18.4% to $1.6 million (2.4% of sales) compared to $1.9 million (2.5% of sales) for the same period in the prior year. The second quarter decrease resulted primarily from lower professional fees, incentive bonuses, and travel expenses in the period.
Interest expense was $0.5 million and $1.0 million for the second quarter of 2020 and 2019, respectively. The decrease was related to lower average debt outstanding in the second quarter of 2020 compared to the second quarter of 2019.
The effective tax rate was 23.6% and 14.4% for the three months ended June 30, 2020 and June 30, 2019, respectively, resulting in a tax benefit of $2.1 million and $0.1 million, respectively. The June 30, 2020 effective tax rate was higher than the statutory rate of 21.0% due to the discrete treatment of costs attributable to our proxy contest, year to date tax benefits on our stock compensation plan, and estimated tax benefits associated with the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) which was signed into law on March 27, 2020.  The CARES Act includes various income and payroll tax provisions, notably enabling us to carry back net operating losses and recover taxes paid in prior years.
The effective tax rate was 30.4% and 23.6% for the six-month periods ended June 30, 2020 and 2019, respectively, resulting in a tax benefit of $3.5 million and $0.5 million, respectively. The effective tax rate for the first six months of 2020 was higher than the statutory rate of 21.0% due to the discrete treatment of costs attributable to our proxy contest, and tax benefits on our stock compensation plan and estimated tax benefits associated with the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) which was signed into law on March 27, 2020.  The CARES Act includes various income and payroll tax provisions, notably enabling us to carry back net operating losses and recover taxes paid in prior years.
The Company's cash balance increased $0.8 million to $1.4 million as of June 30, 2020 compared to $0.6 million at December 31, 2019. Fluctuations affecting cash flows during the six months ended June 30, 2020 were comprised of the following:

a)
Net inventories decreased $2.9 million at June 30, 2020 when compared to December 31, 2019, mainly due to the write-down of inventory related to the Palmer business in the second quarter. Inventory turns increased from 1.62 turns at December 31, 2019, calculated on a three-month average basis, to 1.75 turns at June 30, 2020;

b)
Accounts payable increased $3.7 million as of June 30, 2020 as compared to December 31, 2019, primarily due to higher metal purchases in the second quarter compared to the fourth quarter. Accounts payable days outstanding were approximately 32 days at June 30, 2020 compared to 36 days at December 31, 2019;

c)
Net accounts receivable increased $1.2 million at June 30, 2020 as compared to December 31, 2019, due primarily to improved business activity within the Specialty Chemicals Segment in the second quarter compared to the fourth quarter of 2019. Days sales outstanding, calculated using a six-month average basis, was 46 days outstanding at June 30, 2020 and 50 days at December 31, 2019, respectively;

d)	Capital expenditures for the first six months of 2020 were $2.0 million; and

e)	The Company paid $2.3 million during the first six months of 2020 related to the earn-out liabilities from the 2019 American Stainless, 2018 MUSA-Galvanized and 2017 MUSA-Stainless acquisitions.
The Company had $78.6 million of total borrowings outstanding with its lender as of June 30, 2020. The total is up $3.0 million from the balance at December 31, 2019. As of June 30, 2020, the Company had $7.2 million of remaining available capacity under its line of credit.
Pursuant to the Credit Agreement, the Company is subject to certain covenants including maintaining a minimum fixed charge coverage ratio of not less than 1.25, maintaining a minimum tangible net worth of not less than $60.0 million, and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs.

The Company notified its bank of a technical default of the fixed charge coverage ratio in its Credit Agreement at the quarter ended June 30, 2020. To address the technical default, the Company entered into two amendments to its Credit Agreement with its bank subsequent to the end of the quarter. On July 31, 2020, the Company entered into the Third Amendment to the Third Amended and Restated Loan Agreement (the "Third Amendment") with its bank. The Third Amendment amended the definition of the fixed charge coverage ratio to include the proxy contest costs in the numerator of the ratio calculation. The amendment is effective for the quarter ended June 30, 2020 and the directly following three quarters after June 30, 2020. Additionally, on August 13, 2020, the Company entered into the Fourth Amendment to the Third Amended and Restated Loan Agreement (the "Fourth Amendment") with its bank. The Fourth Amendment amended the definition of the fixed charge coverage ratio to include the lesser of the actual non-cash asset impairment charge related to Palmer, or $6.0 million in the numerator of the ratio calculation. The amendment is effective for the quarter ended June 30, 2020 and the directly following three quarters after June 30, 2020.
At June 30, 2020, the Company had a minimum fixed charge coverage ratio of 1.39 and a minimum tangible net worth of $67.4 million.
Outlook
The manufacturing sector will continue to face challenges over the next several quarters. As a result of the uncertainty related to the COVID-19 pandemic, we have suspended all Fiscal 2020 guidance and are not providing guidance at this time. With a restart of the economy pending, we cannot predict the impact on our various businesses. We remain diligent and thoughtful in managing profitability and liquidity while navigating these unprecedented times and continuing to execute our strategy.
Synalloy Corporation (Nasdaq: SYNL) is a growth-oriented company that engages in a number of diverse business activities including the production of stainless steel and galvanized pipe and tube, the master distribution of seamless carbon pipe and tube, and the production of specialty chemicals. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in nickel and oil prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence, risks relating to the impact and spread of COVID-19 and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Financial statement information included in this earnings release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairment, asset impairment, stock option / grant costs, non-cash lease costs, acquisition costs, proxy contest costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, realized and unrealized (gains) and losses on investments in equity securities, casualty insurance gain, all (gains) losses associated with a Sale-Leaseback, and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.

Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairment, asset impairment, interest expense (including change in fair value of interest rate swap), income taxes, depreciation, amortization, stock option / grant costs, non-cash lease cost, acquisition costs, proxy contest costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, realized and unrealized (gains) and losses on investments in equity securities, casualty insurance gain, all (gains) losses associated with a Sale-Leaseback and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Sally Cunningham at (804) 822-3267

Synalloy Corporation Comparative Analysis
Condensed Consolidated Statement of Operations

(Amounts in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2020	2019	2020	2019
Net sales
Metals Segment	$52,018	$64,503	$112,681	$135,607
Specialty Chemicals Segment	14,118	14,275	28,152	27,975
	$66,136	$78,778	$140,833	$163,582
Operating (loss) income
Metals Segment	$(9,155)	$1,193	$(8,221)	$2,675
Specialty Chemicals Segment	1,980	926	2,447	1,540

Unallocated expense (income)
Corporate	1,586	1,944	3,607	4,251
Acquisition costs and other	6	20	135	348
Proxy contest costs	2,734	—	2,909	—
Earn-out adjustments	(827)	(418)	(823)	(401)
Operating (loss) income	(10,674)	573	(11,602)	17
Interest expense	532	1,010	1,251	2,034
Change in fair value of interest rate swap	(4)	77	81	124
Other (income) expense, net	(2,129)	(110)	(1,303)	(404)
Net loss before income taxes	(9,073)	(404)	(11,631)	(1,737)
Income tax (benefit)	(2,116)	(142)	(3,496)	(548)

Net loss	$(6,957)	$(262)	$(8,135)	$(1,189)

Net loss per common share
Basic	$(0.77)	$(0.03)	$(0.90)	$(0.13)
Diluted	$(0.77)	$(0.03)	$(0.90)	$(0.13)

Average shares outstanding
Basic	9,058	8,974	9,066	8,951
Diluted	9,058	8,974	9,066	8,951

Other data:
Adjusted EBITDA (1)	1,947	3,408	4,587	8,175
(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, asset impairment, acquisition costs, proxy contest costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, realized and unrealized (gains) and losses on investments in equity securities, casualty insurance gains, all (gains) losses associated with Sale-leaseback, stock option/grant costs, non-cash lease cost, and retention costs from net income. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net (Loss) to Adjusted EBITDA

($ in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2020	2019	2020	2019
Consolidated
Net loss	$(6,957)	$(262)	$(8,135)	$(1,189)
Adjustments:
Interest expense	532	1,010	1,251	2,034
Change in fair value of interest rate swap	(4)	77	81	124
Income taxes	(2,116)	(142)	(3,496)	(548)
Depreciation	1,989	1,943	3,947	3,832
Amortization	810	819	1,619	1,743
EBITDA	(5,746)	3,445	(4,733)	5,996
Acquisition costs and other	6	32	138	1,672
Proxy contest costs	2,734	—	2,909	—
Shelf registration costs	—	10	—	10
Earn-out adjustments	(827)	(418)	(823)	(401)
Gain on investments in equity securities	(1,092)	(100)	(240)	(373)
Asset impairments	6,079	—	6,079	—
Stock-based compensation	430	237	766	853
Non-cash lease expense	128	151	256	288
Retention expense	235	51	235	130
Adjusted EBITDA	$1,947	$3,408	$4,587	$8,175
% sales	2.9%	4.3%	3.3%	5.0%

Other (unfavorable) favorable impacts to income (1):
Inventory price change loss	$(3,511)	$(1,788)	$(3,936)	$(5,164)
Inventory cost adjustments	—	39	70	150
Aged inventory adjustment	43	24	84	8
Manufacturing variances	(410)	519	(1,054)	24
Total other (unfavorable) favorable impacts	$(3,878)	$(1,206)	$(4,836)	$(4,982)

Metals Segment
Net (loss) income	$(7,308)	$1,587	$(6,381)	$2,986
Adjustments:
Interest expense	7	23	11	44
Depreciation expense	1,559	1,533	3,070	3,014
Amortization expense	810	819	1,619	1,743
EBITDA	(4,932)	3,962	(1,681)	7,787
Acquisition costs and other	—	12	3	1,370
Earn-out adjustments	(827)	(418)	(823)	(401)
Asset impairment	6,079	—	6,079	—
Stock-based compensation	130	63	171	210
Retention expense	—	26	—	80
Metals Segment Adjusted EBITDA	$450	$3,645	$3,749	$9,046
% segment sales	0.9%	5.7%	3.3%	6.7%

Other (unfavorable) favorable impacts to income (1):
Inventory price change loss	$(3,511)	$(1,788)	$(3,936)	$(5,164)
Inventory cost adjustments	—	39	100	135
Aged inventory adjustment	48	34	89	17
Manufacturing variances	(427)	513	(905)	207
Total other (unfavorable) favorable impacts	$(3,890)	$(1,202)	$(4,652)	$(4,805)

Specialty Chemicals Segment
Net income	$1,980	$926	$2,460	$1,539
Adjustments:
Interest expense	1	—	9	1
Depreciation expense	389	370	792	739
EBITDA	2,370	1,296	3,261	2,279
Stock-based compensation	80	26	118	96
Specialty Chemicals Segment Adjusted EBITDA	$2,450	$1,322	$3,379	$2,375
% segment sales	17.4%	9.3%	12.0%	8.5%

Other (unfavorable) favorable impacts to income (1):
Inventory cost adjustments	—	—	(30)	15
Aged inventory adjustment	(5)	(10)	(5)	(9)
Manufacturing variances	17	7	(149)	(183)
Total other (unfavorable) favorable impacts	$12	$(3)	$(184)	$(177)
(1) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted EBITDA, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Reconciliation of (Loss) and (Loss) Earnings Per Share to Adjusted Net (Loss) Income and Adjusted (Loss) Earnings Per Share

(Amounts in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2020	2019	2020	2019

Loss before taxes	$(9,073)	$(404)	$(11,631)	$(1,737)

Adjustments:
Acquisition costs and other	6	32	138	1,672
Proxy contest costs	2,734	—	2,909	—
Shelf registration costs	—	10	—	10
Earn-out adjustments	(827)	(418)	(823)	(401)
Gain on investments in equity securities	(1,092)	(100)	(240)	(373)
Asset impairments	6,079	—	6,079	—
Stock-based compensation	430	237	766	853
Non-cash lease expense	128	151	256	288
Retention expense	235	51	235	130
Adjusted (loss) income before income taxes	(1,380)	(441)	(2,311)	442
(Benefit) provision for income taxes at 21%	(290)	(93)	(485)	93

Adjusted net (loss) income	$(1,090)	$(348)	$(1,826)	$349

Average shares outstanding, as reported
Basic	9,058	8,974	9,066	8,951
Diluted	9,058	8,974	9,066	8,951

Adjusted net (loss) income per common share
Basic	$(0.12)	$(0.04)	$(0.20)	$0.04
Diluted	$(0.12)	$(0.04)	$(0.20)	$0.04

Other (unfavorable) favorable impacts to income (1):
Inventory price change loss	$(3,511)	$(1,788)	$(3,936)	$(5,164)
Inventory cost adjustment	—	39	70	150
Aged inventory adjustment	43	24	84	8
Manufacturing variance	(410)	519	(1,054)	24

Total other (unfavorable) favorable impacts	$(3,878)	$(1,206)	$(4,836)	$(4,982)
Other impacts, net of tax	$(3,064)	$(953)	$(3,820)	$(3,936)
(1) Other (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Condensed Consolidated Balance Sheets
	(Unaudited)
($ in thousands)	June 30, 2020	December 31, 2019
Assets
Cash	$1,412	$626
Accounts receivable, net of allowance for credit losses of $939 and $70, respectively	36,226	35,074
Inventories, net	95,331	98,186
Prepaid expenses and other current assets	14,718	13,229
Total current assets	147,687	147,115

Property, plant and equipment, net	37,359	40,690
Right-of-use assets, operating leases, net	35,717	35,772
Goodwill	17,558	17,558
Intangible assets, net	12,835	15,714
Deferred charges, net	268	348
Total assets	$251,424	$257,197

Liabilities and Shareholders' Equity
Accounts payable	$24,844	$21,150
Accrued expenses and other current liabilities	10,243	11,613
Current portion of long-term debt	4,000	4,000
Current portion operating lease liabilities	991	3,562
Current portion of finance lease liabilities	31	253
Total current liabilities	40,109	40,578

Long-term debt	74,635	71,554
Long-term portion of earn-out liability	1,642	3,578
Deferred income taxes	333	790
Long-term portion of operating lease liabilities	36,510	33,723
Long-term portion of finance lease liabilities	44	336
Other long-term liabilities	94	127
Shareholders' equity	98,057	106,511
Total liabilities and shareholders' equity	$251,424	$257,197
Note: The condensed consolidated balance sheet at December 31, 2019 has been derived from the audited consolidated financial statements at that date.